UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 2, 2009
Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Commonwealth of The Bahamas
(State or other Jurisdiction of Incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

(242) 356-0006
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 2, 2009, Steiner Leisure Limited and certain of its subsidiaries (collectively, the "Company"), entered into an agreement (the "Agreement") with Starwood Hotels & Resorts Worldwide, Inc. and certain of its subsidiaries (collectively, "Starwood") for the acquisition from Starwood (the "Acquisition") of all the issued and outstanding capital stock of Bliss World Holdings, Inc. ("Bliss"). Bliss is a spa and skincare company with free-standing and hotel spa locations, offering services under the "Bliss" and "Remede" brands and products under the "Bliss" and "Laboratoire Remede" brands. Bliss also operates an e-commerce and catalog business and distributes its products through a variety of domestic and international retail locations.

The purchase price for the Acquisition is $100 million payable in cash at closing, to be funded from existing cash and through borrowings under the Company's new credit facility, which is described below.

Closing of the transaction, which is anticipated to take place on or before December 31, 2009, is subject to conditions similar to those in other transactions of this type, including, among others, regulatory approval. Absent satisfaction of certain conditions to close, each party may terminate this transaction. In the event of such termination, the $7.5 million portion of the purchase price that the Company was required to pay into escrow upon execution of the Agreement would be returned to the Company or paid to Starwood, as the case may be, depending on the reason for the termination of the Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.34, and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 2, 2009, Steiner U.S. Holdings, Inc., a wholly-owned subsidiary of Steiner Leisure Limited (the "Company"), entered into a credit facility (the "Credit Facility") with SunTrust Bank, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Regions Bank, as Documentation Agent, and the lenders who are, or may from time to time become, a party thereto. The Credit Facility consists of a $60,000,000 Revolving Credit Facility with a $5,000,000 swingline sub-facility and a $5,000,000 Letter of Credit sub-facility (collectively, the "Revolving Facility"), with a maturity date of October 30, 2012 and a delayed draw term loan facility (the "Term Facility"), in the aggregate principal amount equal to $50,000,000 with a maturity date of October 30, 2012. The availability of the Term Facility is dependent on certain conditions, which are expected to be satisfied concurrently with the closing of the Acquisition. If the delayed draw does not occur by February 15, 2010, or if the full amount of the Term Facility is not drawn at the time the draw is made, the undrawn portion of the Term Facility shall be cancelled and terminated.

Concurrently with the effectiveness of the Credit Facility, the Company's existing facility under the Second Amended and Restated Credit Agreement dated as of June 28, 2007, by and among the Company, SunTrust Bank, as administrative agent, and the lenders party thereto, will be terminated.

Extensions of credit under the Credit Facility will be used (i) to finance a portion of the Acquisition described in the Credit Agreement, (ii) to pay certain fees and expenses associated with the Acquisition, (iii) to refinance existing indebtedness, (iv) for capital expenditures, (v) to finance acquisitions permitted under the Credit Agreement and (vi) for working capital and general corporate purposes, including letters of credit.

Interest on borrowings accrues at Base Rate, LIBOR or Index Rate, depending on which rate is lowest at the time, plus, in each case, a spread of between 3.00% - 3.50%, based upon the Company's and its Subsidiaries' (any entity in which Steiner Leisure Limited owns more than 50% of the equity or holds more than 50% of the voting power) financial performance. Unpaid principal, together with accrued and unpaid interest, is due on the maturity date, October 30, 2012. Interest on all outstanding Adjusted LIBO Rate Loans is payable on the last day of each interest period applicable thereto, and, in the case of any Adjusted LIBO Rate Loans having an interest period in excess of three (3) months or ninety (90) days, respectively, on each day which occurs every three (3) months or ninety (90) days, as the case may be, after the initial date of such interest period, and on the Revolving Commitment Termination Date (October 30, 2012, or earlier, pursuant to certain events, as described in the Credit Agreement) or the Maturity Date, as the case may be. Interest on each Base Rate Loan and LIBOR Index Rate Loan is payable monthly in arrears on the last day of each calendar month and on the maturity date of such Loan, and on the Revolving Commitment Termination Date. Interest on any loan which is converted from one interest rate to another interest rate or which is repaid or prepaid is payable on the date of the conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) of such loan. Principal under the Term Facility is payable in quarterly installments beginning March 31, 2010.

All obligations under the Credit Facility are unconditionally guaranteed by the Company and its material subsidiaries pursuant to the Guaranty and Security Agreement by and among the Company and certain of its subsidiaries in favor of SunTrust Bank as Administrative Agent (the "Guaranty and Security Agreement"). The obligations under the Credit Facility are secured, as set forth in the Guaranty and Security Agreement, by substantially all of the Company's present and future tangible and intangible assets and all present and future assets of each guarantor, including, but not limited to (i) a first priority pledge of all of the outstanding equity interests owned by the Company and each guarantor and (ii) perfected first priority security interests in all of the Company's present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.

The Credit Facility contains financial covenants which require the Company and its Subsidiaries to maintain the following ratios, as computed at the end of each fiscal quarter for the immediately preceding twelve month period:

Period	Leverage Ratio
Through December 30, 2010	2.00:1.00
On or after December 31, 2010	1.75:1.00
Period	Adjusted Leverage Ratio
Through December 30, 2010	4.75:1.00
On and after December 31, 2010	4.50:1.00

The Company and its Subsidiaries are required to maintain on a consolidated basis as of the last day of each fiscal quarter of the twelve month period then ending, commencing with the fiscal quarter ending December 31, 2009, a fixed charge coverage ratio of not less than 1.25:1.00.

In addition, the Senior Credit Facility prohibits the Company and its Subsidiaries from making capital expenditures greater than $11.0 million in the aggregate during fiscal year 2009 and $15.0 million during each of the fiscal years thereafter.

The Credit Facility contains certain customary representations and warranties, and certain customary covenants and events of default.

The foregoing descriptions of the Credit Facility and the Guaranty and Security Agreement are not complete and are qualified in their entireties by reference to the Credit Agreement and to the Guaranty and Security Agreement, respectively, copies of which are attached hereto as Exhibits 10.35 and 10.36, respectively, and which are incorporated herein by reference. Capitalized terms not otherwise defined have the meanings set forth in the Credit Agreement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
Exhibit Number	Description
10.34

Purchase Agreement dated as of November 2, 2009 by and among Steiner Leisure Limited, Steiner U.S. Holdings, Inc., Steiner UK Limited, Mandara Spa Asia Limited, Starwood Hotels & Resorts Worldwide, Inc., Bliss World Holdings Inc. and Bliss World LLC.

10.35

Credit Agreement dated as of November 2, 2009 among Steiner U.S. Holdings, Inc. as the Borrower, SunTrust Bank as the Administrative Agent, Bank of America, N.A., as Syndication Agent, Regions Bank, as Documentation Agent, and the lenders who are, or may from time to time become, a party thereto.

10.36	Guaranty and Security Agreement dated as of November 2, 2009 by and among Steiner Leisure Limited and Certain of its Subsidiaries in Favor of SunTrust Bank as Administrative Agent.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEINER LEISURE LIMITED

Date: November 4, 2009	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer